Exhibit 10.1

STOCK PURCHASE AGREEMENT

STOCK PURCHASE AGREEMENT (the “Agreement”), dated as of July 25, 2018, by and between MSC INDUSTRIAL DIRECT CO., INC., a New York corporation (the “Company”) and the persons listed on Schedule I hereto (collectively, the “Sellers”).

R E C I T A L S

     WHEREAS, the Company previously announced that its Board of Directors has authorized repurchases of outstanding shares of the Company’s Class A common stock, $0.001 par value per share (the “Class A Common Stock”), such repurchases to be made in the open market or as block purchases from time to time, and the maximum number of shares that may yet be purchased under the share repurchase authorization is 2,564,734 shares (the “Share Repurchase Authorization”);

    WHEREAS, as of the date hereof, the Sellers beneficially own (within the meaning of Rule 13d-3(d) under the Securities Exchange Act of 1934, as amended (“Rule 13d-3(d)”) or “Beneficially Own”), in the aggregate, 11,325,928 shares of the Class A Common Stock (including, in the aggregate, 10,485,155 shares of the Company’s Class B common stock, par value $0.001 per share (“Class B Common Stock”) that are immediately convertible on a one-for-one basis into shares of Class A Common Stock), representing in the aggregate Beneficial Ownership of approximately 20.0% of the outstanding shares of Class A Common Stock as of July 23, 2018 (as determined in accordance with Rule 13d-3(d));

WHEREAS, upon the request of the Company, in order to maximize liquidity for other shareholders and provide full transparency and certainty regarding the Sellers’ participation in the Company’s stock repurchase program, each Seller has determined not to sell any of such Seller’s shares of Class A Common Stock (either owned as of the date hereof or issuable upon conversion of shares of Class B Common Stock or upon the exercise of currently exercisable options), either owned directly or by such Seller’s Entities (as hereinafter defined) until the termination of this Agreement; and

WHEREAS, the Company wishes to purchase from the Sellers severally, and the Sellers severally wish to sell to the Company, each such Seller’s Shares (as hereinafter defined), on the terms and subject to the conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the covenants and promises set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Sellers hereby severally agree with the Company and the Company agrees with each Seller as follows:

section 1
PURCHASE AND SALE OF THE SHARES; CLOSINGS

1.1    Purchase and Sale of Class A Common Stock.  Subject to the terms and conditions of this Agreement, and on the basis of the representations, warranties and covenants set forth herein, each Seller severally agrees to sell to the Company and, as applicable, cause to be sold to the Company by trusts or other entities on whose behalf such Seller acts (as identified in Schedule I hereto and referred to in this Agreement as “such Seller’s Entities”), and the Company agrees to purchase from each Seller and, as applicable, such Seller’s Entities, such aggregate number of shares (“such Seller’s Shares” and the aggregate of such Seller’s Shares for all Sellers, the

“Shares”) of Class A Common Stock (rounded to the nearest whole number of shares) equal to such Seller’s percentage participation (“Percentage Participation”) as set forth next to such Seller’s name on Schedule I hereto, multiplied by the product of (i) 11,325,928 and (ii) a fraction, the numerator of which is the aggregate number of shares of Class A Common Stock purchased by the Company under the Share Repurchase Authorization and the denominator of which is 45,363,279 (representing the outstanding shares of Class A Common Stock owned by all shareholders of the Company other than the Sellers and each such Seller’s Entities, as of July 23, 2018).  Each Seller may allocate among such Seller and, as applicable, such Seller’s Entities, the number of such Seller’s Shares to be sold by such Seller and, as applicable, such Seller’s Entities.  Purchases and sales under this Section 1.1 (and calculations made under this Section 1.1) will be made with respect to each calendar month in which the Company purchases shares under the Share Repurchase Authorization.

1.2    Purchase Price.  The per share purchase price (“Per Share Purchase Price”) for the Shares to be paid at each Closing shall be equal to the volume weighted average price per share (calculated to the nearest one-hundredth of once cent) paid by the Company for shares purchased under the Share Repurchase Authorization in the applicable calendar month.  For purposes of the calculation, shares purchased by the Company under the Share Repurchase Authorization shall be deemed to have been purchased on the trade date with respect to such shares and not the day on which such trade settles.  Shares purchased after the end of the applicable month that relate to the applicable month shall be deemed to have been purchased during the applicable month. The purchase price (“Purchase Price”) for each Seller and, as applicable, each of such Seller’s Entities shall equal the Per Share Purchase Price specified in Section 1.2 multiplied by the number of such Seller’s Shares purchased by the Company from each such Seller and, as applicable, each of such Seller’s Entities pursuant to Section 1.1 of this Agreement.

1.3    Closings.  Within five business days after the end of each applicable month the Company shall deliver to the Sellers a notice (each, a “Closing Notice”) setting forth (i) the date of the Closing, (ii) the number of Shares to be purchased by the Company from the Sellers pursuant to Section 1.1, (iii) the aggregate Purchase Price, and (iv) the details of the calculation of the Purchase Price.  Subject to the satisfaction or waiver by the Sellers and the Company of the conditions set forth in this Agreement, each closing of the purchase and sale of Shares hereunder shall take place on the date set forth in the Closing Notice, which in any event shall be no later than the tenth business day after the end of each month (each, a “Closing”) by the remote electronic exchange of documents and confirmation of the receipt of the wire transfers of the aggregate Purchase Price. At each Closing, (a) each Seller and, as applicable, each of such Seller’s Entities, will deliver to the Company the number of such Seller’s Shares to be purchased by the Company (such delivery to be made in such form as reasonably determined by the Company as necessary to effect the transfer of such Shares), and (b) the Company shall deliver the Purchase Price to each Seller and, as applicable, each of such Seller’s Entities by wire transfer of immediately available funds to one or more accounts specified by each respective Seller at least one business day prior to each Closing.

section 2
REPRESENTATIONS AND WARRANTIES OF SELLERS

In order to induce the Company to enter into this Agreement, each Seller, severally and not jointly, hereby represents and warrants to the Company as follows:

2.1    Ownership of Shares.  As of the date of this Agreement, such Seller Beneficially Owns the number of shares of Class A and Class B Common Stock set forth opposite such Seller’s name on Schedule I hereto.  At each Closing, such Seller and, as applicable, such Seller’s Entities shall own the number of such Seller’s Shares to be sold to the Company by such Seller and, as applicable, such Seller’s Entities and such Seller’s Shares, when delivered by such Seller and, as applicable, by such Seller’s Entities to the Company, shall be free and clear of any liens, claims or encumbrances, including rights of first refusal and similar claims, except for restrictions of applicable state and federal securities laws.  There are no restrictions on the transfer of such Seller’s Shares to be sold to the Company by such Seller and, as applicable, such Seller’s Entities imposed by any shareholder or similar agreement or any law, regulation or order, other than applicable state and federal securities laws, other than restrictions that currently apply to the transfer of shares of Class B Common Stock as set forth in the Company’s Certificate of Incorporation.

2.2    Authorization.  Such Seller has full right, power and authority to execute, deliver and perform this Agreement and to sell, assign and deliver or cause to be sold, assigned and delivered such Seller’s Shares to be sold by such Seller and, as applicable, such Seller’s Entities to the Company.  This Agreement is the legal, valid and, assuming due execution and delivery by the Company, binding obligation of such Seller, enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, relating to or affecting the rights of creditors or creditors’ rights generally or by general principles of equity (regardless of whether such enforcement is considered in a proceeding at law or in equity).

2.3    No Violation; No Consent.  The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by such Seller (a) will not constitute a breach or violation of or default under any judgment, decree or order or any agreement or instrument of such Seller or such Seller’s Entities, or to which any of such Seller or such Seller’s Entities is subject, (b) will not result in the creation or imposition of any lien upon the Shares to be sold by such Seller or such Seller’s Entities, and (c) will not require the consent of or notice to any governmental entity or any party to any contract, agreement or arrangement with any of such Seller or such Seller’s Entities.

2.4    U.S. Persons.  Such Seller is a U.S. person for U.S. federal income tax purposes.

section 3
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

In order to induce the Sellers to enter into this Agreement, the Company hereby represents and warrants as follows:

3.1    Organization and Corporate Power; Authorization.  The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of New York.  The Company has the requisite power and authority to execute, deliver and perform this Agreement and to acquire the Shares.  As of each Closing, the Company will have sufficient capital to purchase the Shares hereunder.  The execution, delivery and performance of this Agreement and the consummation by the Company of the transactions contemplated hereby have been approved by a majority of the disinterested directors on the Board of Directors and have been otherwise duly authorized by all requisite action on the part of the Company.  This Agreement and any other agreements, instruments, or documents entered into by the Company pursuant to this Agreement have been duly executed and delivered by the Company and are the legal, valid and, assuming due execution by the other parties hereto, binding obligations of the Company, enforceable against the Company in accordance with their terms except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, relating to or affecting the rights of creditors or creditors’ rights generally or by general principles of equity (regardless of whether such enforcement is considered in a proceeding at law or in equity).

3.2    Capital Stock.  The authorized capital stock of the Company consists of (a) 100,000,000 shares of Class A Common Stock, of which 46,064,008 shares were issued and outstanding as of July 23, 2018 and (b) 50,000,000 shares of Class B Common Stock, of which 10,485,155 shares were issued and outstanding as of July 23, 2018.

3.3    No Violation; No Consent.  The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by the Company (a) will not constitute a breach or violation of or default under any judgment, decree or order or any agreement or instrument of the Company or to which the Company is subject, and (b) will not require the consent of or notice to any governmental entity or any party to any contract, agreement or arrangement with the Company.

section 4
CONDITIONS TO THE COMPANY’S OBLIGATIONS

The obligations of the Company under Section 1 to purchase the Shares at each Closing from each Seller and, as applicable, each of such Seller’s Entities are subject to the fulfillment as of each Closing of each of the following conditions unless waived by the Company in accordance with Section 9.8:

4.1    Representations and Warranties.  The representations and warranties of such Seller contained in Section 2 shall be true and correct in all material respects on and as of the date of such Closing with the same effect as though such representations and warranties had been made on and as of the date of such Closing.

4.2    Performance.  Such Seller shall have performed and complied in all material respects with all agreements, obligations, and conditions contained in this Agreement that are required to be performed or complied with by it on or before the date of such Closing.

4.3    Delivery of Shares.  Such Seller and, as applicable, such Seller’s Entities shall have delivered all of such Seller’s Shares to be sold by such Seller and, as applicable, by such Seller’s Entities at such Closing, free and clear of any liens, claims or encumbrances, along with all documents or other instruments necessary for a valid transfer.

4.4    Further Assurances.  No governmental authority shall have advised or notified the Company that the consummation of the transactions contemplated hereunder would constitute a material violation of any applicable laws or regulations, which notification or advice shall not have been withdrawn after the exhaustion of the Company’s good faith efforts to cause such withdrawal.

section 5
CONDITIONS TO SELLERS’ OBLIGATIONS

The obligations of each Seller under Section 1 to sell or cause to be sold such Seller’s Shares at each Closing are subject to the fulfillment as of each Closing of each of the following conditions unless waived by such Seller in accordance with Section 9.8:

5.1    Representations and Warranties.  The representations and warranties of the Company contained in Section 3 shall be true and correct in all material respects as of the date of such Closing with the same effect as though such representations and warranties had been made on and as of the date of such Closing.

5.2    Performance.  The Company shall have performed and complied in all material respects with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the date of such Closing.

5.3    Further Assurances.  No governmental authority shall have advised or notified such Seller that the consummation of the transactions contemplated hereunder would constitute a material violation of any applicable laws or regulations, which notification or advice shall not have been withdrawn after the exhaustion of such Seller’s good faith efforts to cause such withdrawal.

section 6
COVENANTS

6.1    No Purchase of Class A Common Stock. Until the termination of this Agreement, each Seller agrees that such Seller and such Seller’s affiliates (including such Seller’s Entities) will not, directly or indirectly, purchase any shares of Class A Common Stock. For the avoidance of doubt, this Section 6.1 does not restrict estate planning transactions.

6.2    No Sale of Class A Common Stock or Class B Common Stock.  Each Seller agrees that such Seller and such Seller’s affiliates (including such Seller’s Entities) will not, directly or indirectly, until the termination of this Agreement sell any shares of Class A Common Stock, including shares issuable upon the conversion of shares of Class B Common Stock or upon the exercise of currently exercisable options, or during such period, sell any shares of Class B Common Stock.

6.3    Closing Conditions.  Each Seller and the Company shall use their commercially reasonable efforts to ensure that each of the conditions to each Closing is satisfied.

6.4    Withholding.  The Purchase Price shall be paid to each Seller and, as applicable, such Seller’s Entities subject to any and all U.S. federal, state, local or foreign income, backup withholding or withholding taxes unless such Seller or, as applicable, such Seller’s Entities provide a properly completed and executed Internal Revenue Service Form W-9 which certifies the Seller’s or such Seller’s Entity’s U.S. person status and taxpayer identification number.

section 7
TERMINATION

7.1    Termination. This Agreement shall terminate:

(a)    pursuant to the joint written agreement of the Company and the Sellers;

(b)    ten (10) days after notice by the Sellers, on the one hand, or the Company, on the other hand; or

(c)    at the termination or completion of the Share Repurchase Authorization;

provided, that any such termination shall not affect the parties obligation to close a purchase and sale required by Section 1.3.

section 8
SURVIVAL OF REPRESENTATIONS AND WARRANTIES; LIMITATION ON LIABILITY

8.1    Survival.  All representations and warranties hereunder shall survive the termination of this Agreement except that the representations and warranties in Sections 2.3 and 3.3 shall only survive the termination of this Agreement until the second anniversary of the termination of this Agreement.

8.2    Limitation on Liability.  Notwithstanding the foregoing, in no event shall any Seller’s liability for breach of the representations, warranties and covenants exceed the Purchase Price to be paid by the Company to such Seller and such Seller’s Entities.  The obligations of each Seller under this Agreement are several and not joint and no Seller shall have any liability hereunder for the breach of the representations, warranties and covenants of any other Seller hereunder.

section 9
MISCELLANEOUS

9.1    Adjustments.  Wherever a particular number is specified herein, including, without limitation, number of shares or price per share, such number shall be adjusted to reflect any stock dividends, stock-splits, reverse stock-splits, combinations or other reclassifications of stock or any similar transactions and appropriate adjustments shall be made with respect to the relevant provisions of this Agreement so as to fairly and equitably preserve, as far as practicable, the original rights and obligations of the Company and the Sellers under this Agreement.

9.2    Successors and Assigns.  Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors and assigns of the parties hereto.

9.3    Entire Agreement; Amendment.  This Agreement contains all the terms agreed upon among the parties with respect to the subject matter hereof and supersedes all prior agreements, arrangements and communications, whether oral or written with respect to such subject matter.  Neither this Agreement nor any provision hereof may be amended, changed or waived other than by a written instrument signed by the party against who enforcement of any such amendment, change or waiver is sought.

9.4    Cooperation.  The Company and the Sellers shall, from and after the date hereof, cooperate in a reasonable manner to effect the purposes of this Agreement.

9.5    Notices.  All notices and all other communications hereunder shall be in writing and shall be deemed given if delivered personally or sent by registered or certified mail, postage prepaid (return receipt requested), sent by facsimile (receipt of which is confirmed) or sent by a nationally recognized overnight courier (receipt of which is confirmed) to a party at the following addresses (or at such other address for a party as shall be specified by like notice):

If to the Sellers: as set forth in the stock register of the Company.

If to the Company:

MSC Industrial Direct Co., Inc.
75 Maxess Road
Melville, New York 11747
Attn: General Counsel
Facsimile: (516) 812-1175

Each such notice or other communication shall be effective at the time of receipt if delivered personally or sent by facsimile (with receipt confirmed) or nationally recognized overnight courier (with receipt confirmed), or three (3) business days after being mailed, registered or certified mail, postage prepaid, return receipt requested.

9.6    Severability.  If any provision of this Agreement shall be judicially determined to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

9.7    GOVERNING LAW; JURISDICTION.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.  Any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement will be brought or otherwise commenced in any state or federal court sitting in the Borough of Manhattan of the City of New York.  Each party hereto agrees to the entry of an order to enforce any resolution, settlement, order or award made pursuant to this Section 9.7 by the state and federal courts sitting in the Borough of Manhattan of the City of New York and in connection therewith hereby irrevocably waives, and agrees not to assert by way of motion, defense, or otherwise, in any such action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the action or proceeding is brought in an inconvenient forum, that the venue of the action is improper, or that this Agreement or the transactions contemplated by this Agreement may not be enforced in or by any of the above-named courts.

9.8    Delays or Omissions.  It is agreed that no delay or omission to exercise any right, power or remedy accruing to any party upon any breach or default of any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach or default, or any acquiescence therein, or of any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring.  It is further agreed that any waiver, permit, consent or approval of any kind or character of any breach or default under this Agreement, or any waiver of any provisions or conditions of this Agreement must be in writing and shall be effective only to the extent specifically set forth in writing, and that all remedies, either under this Agreement, by law or otherwise, shall be cumulative and not alternative.

9.9    Consents.  Any permission, consent, or approval of any kind or character under this Agreement shall be in writing and shall be effective only to the extent specifically set forth in such writing.

9.10    Specific Performance.  The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent or cure breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in addition to any other remedy to which they are entitled at law or in equity, and any party sued for breach of this Agreement expressly waives any defense that a remedy in damages would be adequate.

9.11    Payment of Fees and Expenses.  Each party shall be responsible for paying its own fees, costs and expenses in connection with this Agreement and the transactions herein contemplated.

9.12    Construction of Agreement.  No provision of this Agreement shall be construed against either party as the drafter thereof.  The titles of the Sections of this Agreement are for convenience of reference only and in no way define, limit, extend, or describe the scope of this Agreement or the intent of any of its provisions.

9.13    Counterparts.  This Agreement may be executed in any number of counterparts, including via facsimile, each of which shall be an original, but all of which together shall constitute one instrument.

[Signatures follow on next page]

IN WITNESS WHEREOF, the parties have caused this Stock Purchase Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first written above.

MSC INDUSTRIAL DIRECT CO., INC.

By:	/s/ Steve Armstrong
Name:	Steve Armstrong
Title:	Senior Vice President, General Counsel and Corporate Secretary

/s/ Mitchell Jacobson
Mitchell Jacobson

/s/ Marjorie Gershwind Fiverson
Marjorie Gershwind Fiverson

/s/ Erik Gershwind
Erik Gershwind

/s/ Stacey Bennett
Stacey Bennett

/s/ Harlan B. Korenvaes
Harlan B. Korenvaes

Schedule I

%
Name of Seller	Number of Shares of Class A Common Stock Beneficially Owned(1)	Number of Shares of Class B Common Stock Beneficially Owned	Percentage Participation
Mitchell Jacobson	14,000(2)	6,219,085(3)	55.03
Marjorie Gershwind Fiverson	9,123(4)	1,822,196(5)	16.17
Erik Gershwind	276,709(6)	1,068,791(7)	11.88
Stacey Bennett	52,342(8)	867,283(9)	8.12
Harlan B. Korenvaes	488,599(10)	507,800(11)	8.80

____________________

(1) Excludes Class B Common Stock.

(2) Includes 14,000 shares held by a family charitable foundation, of which Mr. Jacobson is a director.

(3) Includes 153,103 shares held by grantor retained annuity trusts, of which Mr. Jacobson is the settlor, sole annuitant and trustee and 4,213,861 shares held by trusts, of which Mr. Jacobson is the settlor and trustee and Mr. Jacobson’s spouse is a co-trustee.  Inclusion of shares held by the trusts shall not be deemed to be an admission of Beneficial Ownership other than to the extent of Mr. Jacobson’s pecuniary interest.

(4) Includes 2,913 shares held by a family charitable foundation, of which Ms. Gershwind Fiverson is a director.

(5) Includes 58,585 shares held by grantor retained annuity trusts, of which Ms. Gershwind Fiverson is the settlor, sole annuitant and trustee and 1,000,000 shares held by a trust of which Ms. Gershwind Fiverson is the settlor and trustee.  Inclusion of shares held by the trusts shall not be deemed to be an admission of Beneficial Ownership other than to the extent of Ms. Gershwind Fiverson’s pecuniary interest.

(6) Includes 18,782 shares held by a family charitable foundation, of which Mr. Gershwind is a director.  Includes 140,044 shares issuable upon the exercise of currently exercisable stock options and 4,389 unvested restricted shares.  Excludes 2,913 shares held by a family charitable foundation, of which Mr. Gershwind is a director and which shares are included for Ms. Gershwind Fiverson.  Also excludes 247,984 shares held by limited liability companies of which Mr. Gershwind is a member and which shares are included for Mr. Korenvaes and as to which shares Mr. Gershwind disclaims beneficial ownership.

(7) Includes 76,521 shares held by grantor retained annuity trusts, of which Mr. Gershwind is the settlor, sole annuitant and trustee, 45,547 shares held by a trust of which Mr. Gershwind is a co-trustee and beneficiary, and 77,384 shares held by a trust of which Mr. Gershwind is a trustee.  Inclusion of shares held by the trusts shall not be deemed to be an admission of Beneficial Ownership other than to the extent of Mr. Gershwind’s pecuniary interest.

(8) Includes 18,782 shares held by a family charitable foundation of which Ms. Bennett is a director, and 33,560 shares held by a trust, of which Ms. Bennett is a co-trustee and beneficiary.  Inclusion of shares held by the trusts shall not be deemed to be an admission of Beneficial Ownership other than to the extent of Ms. Bennett’s pecuniary interest. Excludes 14,000 shares held by a family charitable foundation, of which Ms. Bennett is a director and which shares are included for Mr. Jacobson and 2,913 shares held by a second family charitable foundation, of which Ms. Bennett is a director and which shares are included for Ms. Gershwind Fiverson.  Also excludes 247,984 shares held by limited liability companies of which Ms. Bennett is a member and which shares are included for Mr. Korenvaes and as to which shares Ms. Bennett disclaims beneficial ownership.

(9) Includes 29,291 shares held by grantor retained annuity trusts, of which Ms. Bennett is the settlor, sole annuitant and trustee, 85,038 shares held by a trust of which Ms. Bennett is a co-trustee and beneficiary, and 86,697 shares held by a trust of which Ms. Bennett is a trustee.  Inclusion of shares held by the trusts shall not be deemed to be an admission of Beneficial Ownership other than to the extent of Ms. Bennett’s pecuniary interest.

(10) Includes 488,599 shares held by limited liability companies of which Mr. Korenvaes is the manager and each of Mr. Gershwind and Ms. Bennett are members of a certain limited liability company.  Inclusion of shares held by the trust and the limited liability companies shall not be deemed to be an admission of Beneficial Ownership other than to the extent of Mr. Korenvaes’ pecuniary interest.

(11) Includes 507,800 shares held by a trust of which Mr. Korenvaes is a trustee.  Inclusion of shares held by the trust shall not be deemed to be an admission of Beneficial Ownership other than to the extent of Mr. Korenvaes’ pecuniary interest.

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